Exhibit 99.1

Contact:

Rush Enterprises, Inc., San Antonio

Steven L. Keller, 830-302-5226

RUSH ENTERPRISES, INC. REPORTS SECOND QUARTER 2016 RESULTS

●	Revenues of $1.026 billion, $10.8 million net income
●	Continued challenging market conditions impact truck sales and aftermarket revenues
●	Results include a restructuring charge of $0.9 million related to dealership consolidations and real estate impairment

SAN ANTONIO, Texas, July 26, 2016 — Rush Enterprises, Inc. (NASDAQ: RUSHA & RUSHB), which operates the largest network of commercial vehicle dealerships in North America, today announced that for the quarter ended June 30, 2016, the Company achieved revenues of $1.026 billion and net income was $10.8 million, or $0.27 per diluted share, compared with revenues of $1.330 billion and net income of $19.6 million, or $0.48 per diluted share, in the quarter ended June 30, 2015. During the second quarter of 2016, the Company incurred a restructuring charge of $0.9 million to selling, general and administrative expenses related to the consolidation of certain dealerships. This restructuring charge reduced earnings per diluted share by $0.01 in the quarter.

“As expected, continued softness in the energy sector, a choppy freight environment, excess Class 8 fleet vehicle capacity, and declining used truck values plagued the industry and negatively impacted our Class 8 new and used truck sales and parts and service revenues in the second quarter,” said W. M. “Rusty” Rush, Chairman, President and Chief Executive Officer of Rush Enterprises, Inc.

“To help offset the effect of these challenging market conditions, we implemented significant and broad-reaching expense reductions throughout the first half of this year, including the consolidation of truck center locations in eight states that were operating in close proximity to other dealerships,” Rush said. “We are beginning to see the benefit from these actions, but do not expect to realize the full results of our expense management efforts until later this year.”

“I am very proud of all of our employees, particularly our operators in the field, for their efforts to maintain consistent customer service while working through store level transitions and executing our expense reduction plans. Our financial performance this quarter is evidence of our ability to effectively manage expenses in a challenging market environment,” he added.

Operations

Aftermarket Solutions

Aftermarket services accounted for approximately 66% of the Company's total gross profits, with parts, service and body shop revenues down 7% as compared to the second quarter of 2015. The Company achieved a quarterly absorption ratio of 110.3% in the second quarter of 2016.

“Our decline in aftermarket revenues during the second quarter resulted primarily from the negative impact of continued softness in the energy sector on our operations in the central United States,” explained Rush. “Additionally, our previously disclosed truck center consolidations in May and June, along with the overall decline in the Class 8 truck market, further impacted parts and service revenues this quarter,” said Rush.

“We expect parts, service and body shop sales will remain at the same pace as our second quarter performance through the remainder of the year,” Rush said.

“Despite these headwinds, we continue to invest in our long term strategic growth initiatives in the areas of all-makes parts, service technology and natural gas fuel systems. We expect to begin to realize results from these initiatives next year. In the interim, we will continue to diligently manage operating expenses and aggressively pursue opportunities for increased aftermarket business,” Rush added.

Truck Sales

U.S. Class 8 retail sales were 53,100 units in the second quarter, down 23% over the same time period last year, according to ACT Research. Rush’s Class 8 sales decreased 45% as compared to the second quarter of 2015 and accounted for 4.9% of the U.S. Class 8 truck market. ACT Research forecasts U.S. retail sales for Class 8 vehicles to be 201,500 units in 2016, a 20% decrease compared to 2015.

“Our Class 8 new truck sales in the second quarter were severely impacted by reduced demand from several of our large fleet customers and from the sluggish Class 8 truck market,” Rush said. “We will continue to work hard to gain incremental new Class 8 truck sales to replace revenues lost this year from some large fleet transactions and a continued decline in demand in the energy sector.”

“In addition, an oversupply of used Class 8 trucks across the country, combined with reduced demand and less opportunity for export, has caused used truck values to depreciate faster than historical depreciation rates. This further impeded new and used truck sales,” Rush explained. “We expect these factors will continue to impact our used truck sales in 2016, but believe our used truck inventories are at appropriate levels and correctly valued for anticipated market demand.”

“Due to the current economic climate, an uncertain freight environment, reduced order intake, excess capacity and depressed used truck values, we expect new Class 8 truck sales will remain at current levels through the end of 2016,” Rush said.

Rush’s Class 4-7 medium-duty sales decreased 4% from the second quarter of 2015, accounting for 4.9% of the total U.S. market. U.S. Class 4-7 retail sales were 57,319 units in the second quarter, up approximately 7% over the second quarter of 2015. ACT Research forecasts U.S. retail sales for Class 4-7 vehicles to reach 230,200 units in 2016, a 5.5% increase over 2015.

“Our medium-duty truck sales remained solid during the second quarter, though down slightly due to the timing of deliveries to several large fleets earlier this year, said Rush. “Throughout the second quarter, we continued to see demand for our ready-to-roll equipment from a range of market segments around the country,” said Rush. “Our ability to stock an extensive range of bodied-up Class 4-7 trucks from industry leading brands allows us to meet a wider range of our customers’ immediate needs. To this end, we added Ford trucks to our product line up in Las Vegas, Nevada, in May, expanding our medium-duty product offering in the southwest region.”

“We expect our medium-duty truck sales will remain flat with our second quarter performance through year end,” Rush said.

Financial Highlights

In the second quarter, the Company’s gross revenues totaled $1.026 billion, a 22.8% decrease from gross revenues of $1.330 billion reported for the quarter ended June 30, 2015. Net income for the quarter was $10.8 million, or $0.27 per diluted share, compared to net income of $19.6 million, or $0.48 per diluted share, in the quarter ended June 30, 2015.

Parts, service and body shop revenues were $328.7 million in the second quarter of 2016, compared to $353.3 million in the second quarter of 2015. The Company delivered 2,592 new heavy-duty trucks, 2,792 new medium-duty commercial vehicles, 386 new light-duty commercial vehicles and 1,750 used commercial vehicles during the second quarter of 2016, compared to 4,702 new heavy-duty trucks, 2,902 new medium-duty commercial vehicles, 457 new light-duty commercial vehicles and 2,009 used commercial vehicles during the second quarter of 2015.

During the second quarter the Company repurchased $20.3 million of common stock and ended the quarter with $92.7 million in cash and cash equivalents, a $20.0 million increase compared to March 31, 2016.

Conference Call Information

Rush Enterprises will host its quarterly conference call to discuss earnings for the second quarter on Wednesday, July 27, 2016, at 10 a.m. Eastern/9 a.m. Central. The call can be heard live by dialing 877-638-4557 (Toll Free) or 914-495-8522 (Passcode 40170598) or via the Internet at http://investor.rushenterprises.com/events.cfm.

For those who cannot listen to the live broadcast, the webcast will be available on our website at the above link until October 10, 2016. Listen to the audio replay until August 3, 2016, by dialing 855-859-2056 (Toll Free) or 404-537-3406 and entering the Passcode 40170598.

About Rush Enterprises, Inc.

Rush Enterprises, Inc. is the premier solutions provider to the commercial vehicle industry. The Company owns and operates Rush Truck Centers, the largest network of commercial vehicle dealerships in the United States, with more than 100 dealership locations in 21 states. These vehicle centers, strategically located in high traffic areas on or near major highways throughout the United States, represent truck and bus manufacturers, including Peterbilt, International, Hino, Isuzu, Ford, IC Bus and Blue Bird.  They offer an integrated approach to meeting customer needs — from sales of new and used vehicles to aftermarket parts, service and body shop operations plus financing, insurance, leasing and rental.  Rush Enterprises' operations also provide CNG fuel systems, telematics products, vehicle up-fitting, chrome accessories and tires.  For more information, please visit www.rushenterprises.com.

Certain statements contained herein, including those concerning current and projected market conditions, sales forecasts, demand for the Company’s services and the impact of expense reduction efforts and strategic initiatives are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, competitive factors, general U.S. economic conditions, economic conditions in the new and used commercial vehicle markets, customer relations, relationships with vendors, the interest rate environment, governmental regulation and supervision, product introductions and acceptance, changes in industry practices, one-time events and other factors described herein and in filings made by the Company with the Securities and Exchange Commission.

-Tables and Additional Information to Follow-

RUSH ENTERPRISES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Shares and Per Share Amounts)

	June 30,	December 31,
	2016	2015
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$92,664	$64,847
Accounts receivable, net	127,510	156,977
Note receivable affiliate	12,466	10,611
Inventories, net	1,038,598	1,061,198
Prepaid expenses and other	11,117	32,953
Assets held for sale	20,186	–
Total current assets	1,302,541	1,326,586
Investments	6,417	6,650
Property and equipment, net	1,157,252	1,172,824
Goodwill, net	290,191	285,041
Other assets, net	56,294	60,907
Total assets	$2,812,695	$2,852,008

Liabilities and shareholders’ equity
Current liabilities:
Floor plan notes payable	$830,092	$854,758
Current maturities of long-term debt	134,830	151,024
Current maturities of capital lease obligations	14,303	14,691
Liabilities directly associated with assets held for sale	1,196
Trade accounts payable	118,899	120,255
Customer deposits	21,211	22,438
Accrued expenses	84,073	83,871
Total current liabilities	1,204,604	1,247,037
Long-term debt, net of current maturities	496,658	496,731
Capital lease obligations, net of current maturities	69,628	69,074
Other long-term liabilities	6,645	5,282
Deferred income taxes, net	189,153	188,987
Shareholders’ equity:
Preferred stock, par value $.01 per share; 1,000,000 shares authorized; 0 shares outstanding in 2016 and 2015	–	–
Common stock, par value $.01 per share; 60,000,000 class A shares and 20,000,000 class B shares authorized; 29,615,609 class A shares and 10,167,314 class B shares outstanding in 2016; and 30,303,818 class A shares and 10,093,305 class B shares outstanding in 2015	434	430
Additional paid-in capital	296,477	288,294
Treasury stock, at cost: 934,171 class A shares and 2,728,624 class B shares in 2016 and 2,616,657 class B shares in 2015	(63,667)	(43,368)
Retained earnings	613,058	599,846
Accumulated other comprehensive loss, net of tax	(295)	(305)
Total shareholders’ equity	846,007	844,897
Total liabilities and shareholders’ equity	$2,812,695	$2,852,008

RUSH ENTERPRISES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

Revenues:
New and used commercial vehicle sales	$636,853	$917,878	$1,305,398	$1,718,072
Parts and service sales	328,665	353,268	670,604	690,290
Lease and rental	52,152	49,297	103,039	97,089
Finance and insurance	4,837	5,678	9,336	10,209
Other	3,955	4,182	8,925	8,178
Total revenue	1,026,462	1,330,303	2,097,302	2,523,838
Cost of products sold:
New and used commercial vehicle sales	591,331	856,274	1,214,991	1,600,534
Parts and service sales	209,519	222,225	427,762	436,922
Lease and rental	45,134	44,171	90,801	85,127
Total cost of products sold	845,984	1,122,670	1,733,554	2,122,583
Gross profit	180,478	207,633	363,748	401,255
Selling, general and administrative expense	146,080	161,309	308,532	313,936
Depreciation and amortization expense	12,821	10,829	25,468	20,823
Gain (loss) on sale of assets	(5)	65	5	(607)
Operating income	21,572	35,560	29,753	65,889
Interest expense, net	3,763	3,598	8,002	6,539
Income before taxes	17,809	31,962	21,751	59,350
Provision for income taxes	6,992	12,386	8,539	22,993
Net income	$10,817	$19,576	$13,212	$36,357

Earnings per common share:
Earnings per common share - Basic	$0.27	$0.49	$0.33	$0.91
Earnings per common share - Diluted	$0.27	$0.48	$0.32	$0.89

Weighted average shares outstanding:
Basic	40,250	40,275	40,402	40,171
Diluted	40,778	41,072	40,914	41,029

This press release and the attached financial tables contain certain non-GAAP financial measures as defined under SEC rules, such as Adjusted total debt, Adjusted net (cash) debt, EBITDA, Adjusted EBITDA, Free cash flow, Adjusted free cash flow and Adjusted invested capital, which exclude certain items disclosed in the attached financial tables. The Company provides reconciliations of these measures to the most directly comparable GAAP measures.

Management believes the presentation of these non-GAAP financial measures provides useful information about the results of operations of the Company for the current and past periods. Management believes that investors should have the same information available to them that management uses to assess the Company’s operating performance and capital structure. These non-GAAP financial measures should not be considered in isolation or as a substitute for the most comparable GAAP financial measures. Investors are cautioned that non-GAAP financial measures utilized by the Company may not be comparable to similarly titled non-GAAP financial measures used by other companies.

	Three Months Ended
Vehicle Sales Revenue (in thousands)	June 30, 2016	June 30, 2015
New heavy-duty vehicles	$346,617	$602,047
New medium-duty vehicles (including bus sales revenue)	198,364	202,154
New light-duty vehicles	14,353	16,590
Used vehicles	70,920	90,518
Other vehicles	6,599	6,569

Absorption Ratio	110.3%	118.9%

Absorption Ratio

Management uses several performance metrics to evaluate the performance of its commercial vehicle dealerships and considers Rush Truck Centers’ “absorption ratio” to be of critical importance. Absorption ratio is calculated by dividing the gross profit from the parts, service and body shop departments by the overhead expenses of all of a dealership’s departments, except for the selling expenses of the new and used commercial vehicle departments and carrying costs of new and used commercial vehicle inventory. When 100% absorption is achieved, then gross profit from the sale of a commercial vehicle, after sales commissions and inventory carrying costs, directly impacts operating profit.

Debt Analysis (in thousands)	June 30, 2016	June 30, 2015
Floor plan notes payable	$830,092	$871,418
Current maturities of long-term debt	134,830	129,745
Current maturities of capital lease obligations	14,303	11,724
Liabilities directly associated with asset held for sale	1,196	5,680
Long-term debt, net of current maturities	496,658	456,294
Capital lease obligations, net of current maturities	69,628	49,640
Total Debt (GAAP)	1,546,707	1,524,501
Adjustments:
Debt related to lease & rental fleet	(599,073)	(569,968)
Floor plan notes payable	(830,092)	(871,418)
Adjusted Total Debt (Non-GAAP)	117,542	83,115
Adjustment:
Cash and cash equivalents	(92,664)	(72,948)
Adjusted Net Debt (Non-GAAP)	$24,878	$10,167

Management uses “Adjusted Total Debt” to reflect the Company’s estimated financial obligations less debt related to lease and rental fleet (L&RFD) and floor plan notes payable (FPNP), and “Adjusted Net (Cash) Debt” to present the amount of Adjusted Total Debt net of cash and cash equivalents on the Company’s balance sheet. The FPNP is used to finance the Company’s new and used inventory, with its principal balance changing daily as vehicles are purchased and sold and the sale proceeds are used to repay the notes.  Consequently, in managing the business, management views the FPNP as interest bearing accounts payable, representing the cost of acquiring the vehicle that is then repaid when the vehicle is sold, as the Company’s credit agreements require it to repay loans used to purchase vehicles when such vehicles are sold.  The Company’s lease & rental fleet are fully financed and are either (i) leased to customers under long-term lease arrangements or (ii), to a lesser extent, dedicated to the Company’s rental business.  In both cases, the lease and rental payments fully cover the capital costs of the lease & rental fleet (i.e., the principal repayments and interest expense on the borrowings used to acquire the vehicles and the depreciation expense associated with the vehicles), plus a profit margin for the Company. The Company believes excluding the FPNP and L&RFD from the Company’s total debt for this purpose provides management with supplemental information regarding the Company’s capital structure and leverage profile and assists investors in performing analysis that is consistent with financial models developed by Company management and research analysts. “Adjusted Total Debt” and “Adjusted Net (Cash) Debt” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, the Company’s debt obligations, as reported in the Company’s consolidated balance sheet in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

	Twelve Months Ended
EBITDA (in thousands)	June 30, 2016	June 30, 2015
Net Income (GAAP)	$42,908	$84,462
Provision for income taxes	27,296	53,427
Interest expense	14,936	12,063
Depreciation and amortization	48,504	43,614
(Gain) loss on sale of assets	(68)	560
EBITDA (Non-GAAP)	133,576	194,126
Adjustment:
Interest expense associated with FPNP	(13,870)	(10,261)
Restructuring and impairment charges	8,930
Tax related to restructuring and impairment charges	(3,505)
Adjusted EBITDA (Non-GAAP)	$125,131	$183,865

The Company presents EBITDA and Adjusted EBITDA as additional information about its operating results. The presentation of Adjusted EBITDA that excludes the addition of interest expense associated with FPNP to EBITDA is consistent with management’s presentation of Adjusted Total Debt, in each case reflecting management’s view of interest expense associated with the FPNP as an operating expense of the Company, and to provide management with supplemental information regarding operating results and to assist investors in performing analysis that is consistent with financial models developed by management and research analysis. Management recorded a charge to selling, general and administrative expense during the first quarter and second quarter of 2016 related to the closing of certain dealerships and the disposition of excess real estate. Management believes adding back this charge to EBITDA provides both the investors and management with supplemental information regarding the Company’s core operating results. “EBITDA” and “Adjusted EBITDA” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, net income of the Company, as reported in the Company’s consolidated statements of income in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

	Twelve Months Ended
Free Cash Flow (in thousands)	June 30, 2016	June 30, 2015
Net cash provided by operations (GAAP)	$387,859	$104,669
Acquisition of property and equipment	(318,855)	(308,819)
Free cash flow (Non-GAAP)	(69,004)	(204,150)
Adjustments:
Draws (payments) on floor plan financing, net	(43,850)	173,882
Proceeds from L&RFD	146,128	185,271
Debt proceeds related to business acquisitions	─	(5,645)
Principal payments on L&RFD	(157,734)	(118,886)
Non-maintenance capital expenditures	117,213	86,792
Adjusted Free Cash Flow (Non-GAAP)	$130,761	$117,264

“Free Cash Flow” and “Adjusted Free Cash Flow” are key financial measures of the Company’s ability to generate cash from operating its business. Free Cash Flow is calculated by subtracting the acquisition of property and equipment included in the Cash flows from investing activities from Net cash provided by (used in) operating activities. For purposes of deriving Adjusted Free Cash Flow from the Company’s operating cash flow, Company management makes the following adjustments: (i) adds back draws (or subtracts payments) on the floor plan financing that are included in Cash flows from financing activities as their purpose is to finance the vehicle inventory that is included in Cash flows from operating activities; (ii) adds back proceeds from notes payable related specifically to the financing of the lease and rental fleet that are reflected in Cash flows from financing activities; (iii) subtracts draws on floor plan financing, net and proceeds from L&RFD related to business acquisition assets that are included in Cash flows from investing activities; (iv) subtracts principal payments on notes payable related specifically to the financing of the lease and rental fleet that are included in Cash flows from financing activities; and (v) adds back non-maintenance capital expenditures that are for growth and expansion (i.e. building of new dealership facilities) that are not considered necessary to maintain the current level of cash generated by the business. “Free Cash Flow” and “Adjusted Free Cash Flow” provides management with supplemental information regarding the Company’s cash flows from operating activities, and assists investors in performing analysis that is consistent with the financial models developed by Company management. “Free Cash Flow” and “Adjusted Free Cash Flow” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, net cash provided by (used in) operations of the Company, as reported in the Company’s consolidated statement of cash flows in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

Invested Capital (in thousands)	June 30, 2016	June 30, 2015
Total Shareholders' equity (GAAP)	$846,007	$808,196
Adjusted net debt (Non-GAAP)	24,878	10,167
Adjusted Invested Capital (Non-GAAP)	$870,885	$818,363

“Adjusted Invested Capital” is a key financial measure used by the Company to calculate its return on invested capital. For purposes of this analysis, management excludes L&RFD, FPNP, and cash and cash equivalents, for the reasons provided in the debt analysis above and uses Adjusted Net Debt in the calculation. The Company believes this approach provides management with supplemental information regarding the Company’s leverage profile and capital structure, and assists investors in performing analysis that is consistent with financial models developed by Company management and research analysts. “Adjusted Net (Cash) Debt” and “Adjusted Invested Capital” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, total shareholders’ equity, as reported in the Company’s consolidated statements of income in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.